Exhibit 4.4

Execution Version

Power of Attorney

Between

Xia Heng, He Tao

And

Guangzhou Xiaopeng Motors Technology Co., Ltd.

And

Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd.

In relation to Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd.

September 6, 2021

Power of Attorney

This Power of Attorney t (“Agreement”) is made by the following parties on September 6, 2021 (“Execution Date”):

1.	Xia Heng, ID No.: 431224198311070057

Residential address: Room 1608, Unit 2, Xiaofengyuan, Qifuxincun, Shiguang Road, Panyu District, Guangzhou

He Tao (ID No.: 42102219850731001);

Residential address: Room 3c905, No. 13 Huihai Street, Jinshazhou, Baiyun District, Guangzhou

Xia Heng and He Tao hererinafter are collectively referred to as “Existing Shareholders”.

2.

Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd.(“Company”), with its registered address at Room 109 (self-proclaimed), No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou, and its legal representative being He Tao.

3.

Guangzhou Xiaopeng Motors Technology Co., Ltd. (“WFOE”), with its registered address at Room 245, No. 333 Jiufojianshe Street, Zhongxinguangzhou Knowledge City, Guangzhou, and its legal representative being Xia Heng.

Each of the above parties is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.

On the execution date of this Agreement, the capital contribution of the Existing Shareholders in the registered capital of the Company is RMB5 million, accounting for 50% of the shares; the capital contribution of the WFOE in the registered capital of the Company is RMB5 million, accounting for 50% of the shares.

2.

The Existing Shareholders intend to entrust the person designated by the WFOE to exercise their voting powers and decision-making powers in the Company, and the WFOE intends to designate the person to accept the entrustment.

Now, therefore, the Parties agree as follows upon consensus through negotiation:

1.	Grant of Proxy Powers

1.1

The Existing Shareholders hereby irrevocably undertake that after the execution of this Agreement, they will respectively sign a Power of Attorney in the substance and form as shown in Schedule 1 hereto, authorizing any director or the successor of the director (including the liquidator who replaces the director and his successor) of the WFOE or its direct or indirect shareholders designated by the WFOE, excluding persons who are not independent or will have conflicts of interest, and for the avoidance of doubt, such proxies shall not include the Existing Shareholders and shall not be the “contacts” of the Existing Shareholders as defined in the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (hereinafter referred to as “Proxies”), to exercise the following rights enjoyed by the Existing Shareholders as shareholders of the Company according to the Articles of Association of the Company then in effect on their behalf (hereinafter referred to as “Entrusted Rights”):

(a)	Representing the Existing Shareholders to propose to convene and attend the shareholders’ meeting of the Company according to the Articles of Association;

(b)

Representing the Existing Shareholders to exercise voting rights on all matters to be discussed and resolved at the shareholders’ meeting, sign meeting minutes, and make and sign resolutions, including but not limited to: appointing and electing directors, supervisors and other senior management personnel of the Company to be appointed and removed by shareholders; disposing of assets of the Company; amending the Articles of Association; dissolving or liquidating the Company, forming a liquidation group on behalf of the Existing Shareholders, and exercising the powers enjoyed by the liquidation group during the liquidation period according to law;

(c)	Representing the Existing Shareholders to submit any required documents to relevant company registration agencies or other relevant authorities;

(d)

Any shareholders’ rights and other shareholders’ voting rights provided in applicable laws and regulations of China and the Articles of Association (including any other shareholders’ rights and voting rights stipulated under the Articles of Association as amended);

(e)

Subject to subsection (b) of section 1.1, when the Existing Shareholders transfer their equity in the Company, agree to the transfer of the Company’s assets, reduce their capital contribution to the Company, or accept the additional capital contribution by the WFOE to the Company according to the Exclusive Option Agreement signed by the Existing Shareholders on the Execution Date, signing relevant equity transfer agreement, asset transfer agreement (if applicable), capital reduction agreement, capital increase agreement, shareholders’ decision and other relevant documents, and completing the governmental approval, registration, filing and other procedures required for such transfer, capital reduction or capital increase, on behalf of the Existing Shareholders;

(f)

Subject to the laws and regulations of China and the Articles of Association, instructing the directors and senior management personnel of the Company to act at the instructions of the WFOE and its designee.

The above authorization of Powers is subject to consent of WFOE. When and only if the WFOE issues to the Existing Shareholders a written notice of removing or replacing the Proxy, the Existing Shareholders shall immediately entrust other person designated then by the WFOE to exercise the above Powers. The new authorization shall supersede the original one immediately after it is made. Except the foregoing, the Existing Shareholders shall not revoke any authorization to or Powers of the Proxy.

1.2

The Proxy shall perform his/her duties diligently and carefully to the extent of the Powers hereunder. The Existing Shareholders shall acknowledge and assume corresponding liabilities for any legal consequences of exercising the above Powers by the Proxy.

1.3	The Existing Shareholders hereby acknowledge that the Proxy is not required to seek for opinions of the Existing Shareholders when exercising the above Powers.

2.	Right of Information

2.1

The Proxy has the right to know relevant information of the operation, business, client, finance, employee, etc. of the Company, and consult relevant documents of the Company, to exercise the Powers. The Company and the Existing Shareholders shall provide full cooperation.

3.	Exercise of the Powers

3.1

The Existing Shareholders shall provide full assistance for the Proxy to exercise the Powers, including prompt signing of the shareholders’ decision made by the Proxy or other related legal documents when necessary (for example, to meet the requirements of the government authority on submitting documents for approval, registration, and filing).

3.2

If it is unable to grant or exercise the Powers due to any reason (except the breach of the Existing Shareholders or the Company) at any time during the term of this Agreement, the Parties shall immediately seek an alternative closed to the unachievable provisions, and enter into a supplemental agreement when necessary to amend or adjust the provisions, to ensure the purpose of this Agreement can be achieved.

4.	Exemption of Liability and Indemnification

4.1

The Parties acknowledge that in no event will the WFOE be liable in any way to other Parties or any third party or make any economic or other compensation with respect to the exercise by the person designated by it of the Powers.

4.2

The Existing Shareholders and the Company agree to indemnify the WFOE and hold the WFOE harmless from all losses the WFOE suffers or may suffer from the exercise by the Proxy of the Powers, including but not limited to any losses arising from any litigation, demand, arbitration, claim or assertion of rights by any third party, or any administrative investigation or penalty by any government authority, except for any loss caused by the intentional misconduct or gross negligence of the Proxy.

5.	Representations and Warranties

5.1	The Existing Shareholders hereby represent and warrant that:

(a)

The Existing Shareholders are persons of full capacity for civil acts according to the PRC Laws, have full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

(b)

The Company is a limited liability company duly established and validly existing under the PRC Laws who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

(c)

The Existing Shareholders have full power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereunder and to be executed, and have full power and authority to complete the transaction contemplated hereunder. This Agreement is executed and delivered by them legally and properly, constitutes legal and binding obligations of them, and is enforceable against them according to its terms.

(d)

The Existing Shareholders are the registered legal owner of the Company when this Agreement becomes effective, and there is not any third party’s rights over the Powers, except for the rights created under this Agreement, the Equity Interest Pledge Agreement and the Exclusive Option Agreement entered into between the Existing Shareholders on September 6, 2021, the Company and the WFOE. According to this Agreement, the Proxy can fully and completely exercise the Powers according to the current articles of association of the Company.

(e)	The Existing Shareholders shall not make any proposal, claim or request to amend, modify, terminate or otherwise change the articles of association of the Company, without consent of the WFOE.

5.2

The Existing Shareholders hereby irrevocably undertake to the WFOE that they will immediately, without any delay, notify the WFOE of any circumstance that the equity held by them in the Company may be transferred to any third party other than the WFOE or its designated individual or entity due to any applicable law, the decision or award of any court or arbitrator, or any other reasons, once they know or should have known such circumstance.

5.3	The WFOE and the Company hereby severally but not jointly represent and warrant that:

(a)

It is a limited liability company duly established and validly existing under the PRC Laws who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

(b)

It has full internal corporate power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereunder and to be executed, and has full power and authority to complete the transaction contemplated hereunder.

5.4	The Company further represents and warrants that:

(a)

The Existing Shareholders are the registered legal owner of the Company when this Agreement becomes effective, and there is not any third party’s rights over the Powers, except for the rights created under this Agreement, the Equity Interest Pledge Agreement and the Exclusive Option Agreement entered into between the Existing Shareholders on September 6, 2021, the Company and the WFOE. According to this Agreement, the Proxy can fully and completely exercise the Powers according to the current articles of association of the Company.

5.5

The Company hereby irrevocably undertakes to the WFOE that it will immediately, without any delay, notify the WFOE of any circumstance that the equity held by the Existing Shareholders in the Company may be transferred to any third party other than the WFOE or the individual or entity designated by the WFOE due to any applicable law, the decision or award of any court or arbitrator, or any other reasons, once it knows or should have known such circumstance.

6.	Term of Agreement

6.1

Subject to Article 6.2 and Article 6.3, this Agreement is formed when the Parties officially sign it, and, once formed, will become effective retrospectively as of September 6, 2021. This Agreement shall be valid for twenty (20) years, unless the Parties terminate it in writing in advance, or this Agreement is early terminated according to Article 9.1 hereof. This Agreement shall renew for one (1) year automatically when it original term or renewal term expires, unless the WFOE notifies the other Parties thirty (30) days in advance that this Agreement will not be renewed.

6.2

Where the business period of the Company or the WFOE expires and no approval or registration formalities on extension of the business period is gone through, this Agreement shall terminate when the business period of the Company or the WFOE expires.

6.3

If the Existing Shareholders transfer their whole equity in the Company upon prior consent of the WFOE, or no longer hold any equity in the Company after reduction of the Company’s capital, they will no longer the Parties to this Agreement (subject, however, to Articles 4, 5.1, 6, 7, 8, 9, and 10) and this Agreement shall terminate when the Existing Shareholders have completed relevant obligations of assistance hereunder, all required documents have been properly signed, and relevant internal corporate procedure of the Company and the approval, registration, filing and other procedure of the government have been completed.

7.	Notice

7.1	Any notice, request, demand or other communication required by or made under this Agreement shall be in writing and sent to relevant Parties.

7.2

Where the above notice or other communication is sent by fax or email, it will be deemed delivered when it is sent. Where the above notice or other communication is sent by personal delivery, it will be deemed delivered when it is submitted in person. Where the above notice or other communication is sent by mail, it will be deemed delivered two (2) days after it is posted.

8.	Confidentiality Obligations

8.1

Each Party shall keep strict confidential the business secrets, proprietary information, client information and other confidential information of the other Party obtained during the execution and performance of this Agreement (“Confidential Information”) regardless of whether this Agreement has been terminated. The receiving Party shall not disclose any Confidential Information to any third party, except upon prior written consent of the disclosing Party or as required by applicable laws and regulations or the rules of the jurisdiction where the affiliate of a Party is listed. The receiving Party shall not use directly or indirectly any Confidential Information except for purpose of performing this Agreement.

8.2	The Parties acknowledge that the following information is not Confidential Information:

(a)	The information obtained by the receiving Party by legal means before the disclosure, which is evidenced by written proof;

(b)	The information that has entered public domain not through the fault of the receiving Party; or

(c)	The information obtained by the receiving Party legally through other channel after receiving the information from the disclosing Party.

8.3

The receiving Party may disclose the Confidential Information to its relevant employees, agents or any engaged professionals, provided that it shall ensure such persons to comply with relevant terms and conditions of this Agreement and shall assume any liability arising from the breach by such persons of relevant terms and conditions of this Agreement.

8.4	Notwithstanding any other provisions hereof, this Article 8 shall survive the termination of this Agreement.

9.	Liabilities for Breach of Contract

9.1

The Parties agree and acknowledge that if either Party (“Breaching Party”) materially breaches any provision hereunder, or fails or delays to perform any material obligation hereunder, it will constitute a breach of this Agreement (“Breach”), and each of the other Parties (“Non-breaching Parties”) has the right to request the Breaching Party to correct or take remedial measures within a reasonable period. If the Breaching Party fails to do so within a reasonable period or ten (10) days after the Non-breaching Parties give a written notice requesting correction, then:

(a)	If the Existing Shareholders or the Company breaches, the WFOE has the right to terminate this Agreement and request the Breaching Parties (/Party) to compensate any damages;

(b)

If the WFOE breaches, the Non-breaching Parties have the right to request the Breaching Party to compensate damages, provided, however, that the Non-breaching Parties have no right to terminate or rescind this Agreement, unless the laws provide otherwise mandatorily.

For purpose of this Article 9.1, the Company and the Existing Shareholders further acknowledge and agree that their breach of Article 5 hereof will constitute a material breach of this Agreement.

9.2	Notwithstanding any other provisions hereof, this Article 9 shall survive the suspension or termination of this Agreement.

10.	Miscellaneous

10.1

This Agreement is written in Chinese. This Agreement is made in five (5) counterparts, with the Company holding one (1) counterpart, one (1) counterpart filed with the government authority for approval/registration, and the remaining counterparts maintained by the WFOE.

10.2	The conclusion, validity, interpretation and dispute resolution of this Agreement shall be governed by the PRC Laws.

10.3	Dispute Resolution

(a)

Any dispute arising from or relating to this Agreement shall be resolved first through the friendly negotiation between the Parties. If negotiation fails, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules of the Commission effective at the time of submission. The arbitration will be carried out in Shenzhen. The arbitration award is final and binding upon relevant Parties. Unless the arbitration award decides otherwise, the arbitration cost shall be borne by the losing Party. The losing Party shall further reimburse the winning Party’s attorney fee and other expenses.

(b)	During the period of dispute resolution, the Parties shall continue to perform other provisions of this Agreement except for the disputed matter.

(c)

The Parties hereby specifically acknowledge and undertake that, subject to the laws of China, the arbitrators shall have the right to make an appropriate award according to the actual situation to provide Party B with appropriate legal remedies, including but not limited to restricting Party A’s business operation, restricting and/or disposing of Party A’s equity or assets (including land) (including but not limited to using the same as compensation), prohibiting the transfer or disposal or making other relevant remedies, and liquidating Party A, etc. The Parties shall implement such award.

(d)

The Parties hereby specifically acknowledge and undertake that, subject to the laws of China, as property preservation or enforcement measures, at the request of one Party to the dispute, the court with jurisdiction shall have the right to make a ruling or judgment before the arbitration tribunal is formed or under other appropriate circumstances permitted by law to provide provisional reliefs to the Party, such as making detaining or freezing judgment or ruling on the property of the defaulting party or the equity of the company. Such rights of the Party and the judgment or ruling made by the court thereon shall not affect the validity of the above arbitration clause agreed upon by the Parties.

(e)	After the arbitration award comes into effect, either Party shall have the right to apply to the court with jurisdiction to enforce the arbitration award.

(f)

The Parties agree that the competent court at the place where (1) Hong Kong Special Administrative Region; (2) the place of registration of XPeng Inc.; (3) the place of registration of Party A (i.e. Guangzhou); and (4) the major assets of XPeng Inc. or Party A are located shall be deemed the court with jurisdiction for the purposes of this Article.

10.4

Any rights, powers and remedies granted to either Party under any provision of this Agreement shall not preclude any other rights, powers or remedies granted to the Party under laws or other provisions hereof. No exercise by either Party of its rights, powers or remedies will preclude the exercise by the Party of other rights, powers or remedies.

10.5

No failure or delay to exercise by either Party of its rights, powers or remedies under this Agreement or laws (“Party’s Rights”) will constitute waiver of such rights, and no single or partial waiver of the Party’s Rights will preclude exercise by the Party of such rights in other way or of other rights.

10.6	The headings hereof are inserted for reference only, and shall not be used for or affect the interpretation of any provisions hereof.

10.7

The provisions hereof are severable and independent from other provisions. If any or several provisions hereof are decided invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected.

10.8

If the Stock Exchange of Hong Kong Limited or other regulatory authorities propose any amendments to this Agreement, or if there are any changes related to this Agreement in the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited or related requirements, the Parties shall amend this Agreement accordingly.

10.9

This Agreement, once signed, shall supersede any other legal documents signed by the Parties with respect to the same subject matter, including the Power of Attorney entered into by the Parties on May 28, 2018 and the Supplementary Agreement on April 20, 2021. Any amendment or supplement to this Agreement must be made in writing, and shall become effective after the Parties properly sign it, except that the WFOE transfers its rights hereunder according to Article 10.10.

10.10

Without prior written consent of the WFOE, the other Parties shall not transfer its right and/or obligation hereunder to any third party. The other Parties agree that without their written consent, the WFOE has the right to transfer any right and/or obligation hereunder to any third party, provided that a written notice shall be given to the other Parties.

10.11

This Agreement shall bind and inure to the benefit of the legal assigns and successors of the Parties. The Existing Shareholders warrant to the WFOE that they have taken all proper measures and signed all required documents so that when they go into bankruptcy, are liquidated, or suffer other circumstance that may affect their exercise of their equity, their legal assigns, successors, heirs, liquidators, administrators, creditors and other persons who may obtain the equity interest in the Company or relevant rights shall not affect or prevent performance of this Agreement. For this purpose, the Existing Shareholders and the Company shall promptly sign all other documents and take all other actions (including but not limited to notarizing this Agreement) required by the WFOE.

[The remainder of this page is intentionally left blank. Signature page follows.]

[Signature page of the Power of Attorney ]

Xia Heng

Signature:

[Signature page of the Power of Attorney ]

He Tao

Signature:

[Signature page of the Power of Attorney ]

Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd. (seal)

Legal representative: He Tao

Signature:

[Signature page of the Power of Attorney ]

Guangzhou Xiaopeng Motors Technology Co., Ltd. (seal)

Legal representative: Xia Heng

Signature:

Exhibit 1:

Power of Attorney

This power of attorney (“POA”) is signed by Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd. on September 6, 2021 and issued to _______________ (________________) (“Proxy”).

I hereby grant to the Proxy a general authority to act as my agent and exercise, in my name, the following powers of mine, as a shareholder of Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd. (“Company”):

(1)

Exercising the voting powers and decision-making powers on all matters to be decided by the shareholders on my behalf, including but not limited to nominating and appointing directors of the Company and other officers to be appointed and removed by shareholders;

(2)

Exercising, as my agent, other shareholder’s voting powers specified in the articles of association of the Company (including any other shareholder’s voting powers specified in amended the articles of association of the Company); and

(3)

When I transfer my equity in the Company, agree to the transfer of the Company’s assets, reduce my capital contribution to the Company, or accept the additional capital contribution by the Guangzhou Xiaopeng Motors Technology Co., Ltd. (“WFOE”) to the Company according to the Exclusive Option Agreement signed on the execution date of this Agreement, signing, as my agent, relevant equity transfer agreement, asset transfer agreement (if applicable), capital reduction agreement, capital increase agreement, shareholders’ decision and other relevant documents, and completing the governmental approval, registration, filing and other procedures required for such transfer, capital reduction or capital increase.

I hereby irrevocably acknowledge that unless the WFOE issues an instruction to me requesting replacement of the Proxy, the POA shall remain valid until the Power of Attorney entered into between the WFOE, the Company and the Existing Shareholders on September 6 2021 expires or terminates early.

[No text below.]

The Principal: Xia Heng

Signature:

Date: September 6, 2021

Exhibit 1:

Power of Attorney

This power of attorney (“POA”) is signed by Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd. on September 6, 2021 and issued to _______________ (________________) (“Proxy”).

I hereby grant to the Proxy a general authority to act as my agent and exercise, in my name, the following powers of mine, as a shareholder of Guangzhou Zhipeng Internet of Vehicle Technology Co., Ltd. (“Company”):

(1)

Exercising the voting powers and decision-making powers on all matters to be decided by the shareholders on my behalf, including but not limited to nominating and appointing directors of the Company and other officers to be appointed and removed by shareholders;

(2)

Exercising, as my agent, other shareholder’s voting powers specified in the articles of association of the Company (including any other shareholder’s voting powers specified in amended the articles of association of the Company); and

(3)

When I transfer my equity in the Company, agree to the transfer of the Company’s assets, reduce my capital contribution to the Company, or accept the additional capital contribution by the Guangzhou Xiaopeng Motors Technology Co., Ltd. (“WFOE”) to the Company according to the Exclusive Option Agreement signed on the execution date of this Agreement, signing, as my agent, relevant equity transfer agreement, asset transfer agreement (if applicable), capital reduction agreement, capital increase agreement, shareholders’ decision and other relevant documents, and completing the governmental approval, registration, filing and other procedures required for such transfer, capital reduction or capital increase.

I hereby irrevocably acknowledge that unless the WFOE issues an instruction to me requesting replacement of the Proxy, the POA shall remain valid until the Power of Attorney entered into between the WFOE, the Company and the Existing Shareholders on September 6, 2021 expires or terminates early.

[No text below.]

The Principal: He Tao

Signature:

Date: September 6, 2021